Exhibit 8.1

January 18, 2022

Motive Capital Corp
7 World Trade Center
250 Greenwich St., FL 47
New York, NY 10006

Re:    United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Motive Capital Corp, a Cayman Islands exempted company (“Motive”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated September 13, 2021 (the “Agreement”) by and among Motive, FGI Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of Motive (“Merger Sub”), and Forge Global, Inc., a Delaware corporation (“Forge”).

The Agreement provides, among other things, for Motive’s continuation and deregistration under the Cayman Islands Companies Act (As Revised) and domestication under Section 388 of the Delaware General Corporation Law, pursuant to which, Motive’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). This opinion is being delivered in connection with the Registration Statement (File No. 333-260104) of Motive on Form S-4 filed on October 7, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the proposed transaction will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by Motive, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of Motive (the “Officer’s Certificate”) without regard to any qualification as to knowledge or belief. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, as well as the legal capacity of all natural persons, the genuineness of all signatures. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court. No opinion is expressed as to any transactions other than the Domestication, or any matter other than those specifically covered by this opinion. In particular, this opinion is limited to the matters discussed in the section of the Registration Statement entitled “U.S. Federal Income Tax Considerations —U.S. Holders—Effects of the Domestication to U.S. Holders,” and does not address (i) any matter arising in connection with Section 367 of the Code or (ii) any matter arising in connection with the “passive foreign investment company” rules of Sections 1291-1297 of the Code.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and we confirm that the statements set forth in the Registration Statement under the heading “U.S. Federal Income Tax Considerations—U.S. Holders—Effects of the Domestication to U.S. Holders,” are our opinion, insofar as they address the material U.S. federal income tax considerations of the Domestication for beneficial owners of Motive Class A Shares and Motive Public Warrants, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto.

Except as expressly set forth above, we express no other opinion. This opinion represents our best judgment regarding the application of U.S. federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “U.S. Federal Income Tax Considerations” and ”Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER, LLP